Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company: Robert Farrell Executive Vice President & CFO 650-244-4990	Media/Investors: Ian Clements The Trout Group 415-392-3385

FOR IMMEDIATE RELEASE

TITAN REPORTS FDA ACCEPTANCE OF ILOPERIDONE NDA

South San Francisco, CA – November 28, 2007 – Titan Pharmaceuticals, Inc. (AMEX: TTP) announced that the U.S. Food and Drug Administration (FDA) officially accepted a New Drug Application (NDA) submitted for iloperidone, an investigational atypical antipsychotic for the treatment of schizophrenia. The NDA was submitted by Vanda Pharmaceuticals Inc. (NASDAQ: VNDA). The NDA includes data from 35 clinical trials and more than 3,000 patients treated with iloperidone. Acceptance of the NDA confirms that the application is sufficiently complete for FDA review.

Upon commercialization of iloperidone, Titan will receive a royalty of between 8-10% on worldwide sales.

In Phase III clinical testing, iloperidone has been demonstrated to be potentially safe and effective in the treatment of schizophrenia in both the acute and the chronic setting. In addition, iloperidone demonstrated a potentially favorable side effect profile, with low potential for weight gain and induction of diabetes, low extrapyramidal symptoms including akathisia, and low incidence of sleepiness and effects on cognition.

“We are very pleased with the acceptance of the iloperidone NDA for review by the FDA. This represents further progress towards potentially providing schizophrenia patients with a meaningful therapeutic option,” stated Dr. Marc Rubin, President and CEO of Titan Pharmaceuticals, Inc.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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